Exhibit 99.1

DREAMWORKS ANIMATION ANNOUNCES DEPARTURE

OF CHIEF ACCOUNTING OFFICER

Glendale, California—January 26, 2007—DreamWorks Animation SKG (NYSE: DWA) today announced that William Losch, the company’s Chief Accounting Officer, has given notification that he will be leaving the company and is planning to relocate to northern California. At Mr. Losch’s request, the company has elected not to exercise its option to extend Mr. Losch’s current employment agreement, which expires in April 2007. Mr. Losch will remain in his role until May 2007 to assist with the transition and the quarterly financial close.

“On behalf of the Board of Directors and the entire management team, I want to thank Bill for his significant contributions to DreamWorks Animation,” stated Lew Coleman, president of DreamWorks Animation. “We greatly appreciate the value he has brought to the team and we wish him continued success in the future.”

About DreamWorks Animation SKG

DreamWorks Animation is principally devoted to developing and producing computer generated, or CG, animated feature films. The Company has theatrically released a total of 13 animated feature films, including Antz, Shrek, Shrek 2, Shark Tale, Madagascar, Wallace & Gromit: The Curse of the Were-Rabbit, Over the Hedge and Flushed Away. Shrek the Third opens in theaters May 18, 2007.

CONTACTS:
Investors:	Media:
Rich Sullivan DreamWorks Animation Investor Relations (818) 695-3900 ir@dreamworksanimation.com	Bob Feldman DreamWorks Animation Corporate Communications (818) 695-6677 bfeldman@dreamworksanimation.com

Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company’s plans, prospects, strategies, proposals and our beliefs and expectations concerning performance of our current and future releases and anticipated talent, directors and storyline for our upcoming films and other projects, constitute forward-looking statements, as does the statement concerning the expected closing date for the offering. These statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict.

Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of DreamWorks Animation SKG, Inc. These risks and uncertainties include: audience acceptance of our films, our dependence on the success of a limited number of releases each year, the transition to a new distribution and servicing partner, the increasing cost of producing and marketing feature films, piracy of motion pictures, the effect of rapid technological change or alternative forms of entertainment and our need to protect our proprietary technology and enhance or develop new technology. For a further list and description of such risks and uncertainties, see the reports filed by us with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our most recent quarterly reports on Form 10-Q. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

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